UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2022 (February 28, 2022)

PARDES BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40067	85-2696306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2173 Salk Avenue, Suite 250

PMB#052

Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 415-649-8758

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PRDS	The Nasdaq Global Market

☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 1, 2022, the Board of Directors (the “Board”) of Pardes Biosciences, Inc. (the “Company”) appointed Thomas G. Wiggans as the Company’s Chief Executive Officer. In this role, Mr. Wiggans will be the Company’s “principal executive officer” as such term is used for purposes of the rules and regulations of the Securities and Exchange Commission. In connection with his appointment as Chief Executive Officer, Mr. Wiggans was also appointed a director of the Company, as a Class I director, with an initial term expiring at the Company’s 2022 annual meeting of stockholders, and until his successor is duly elected and qualified, or, if sooner, until his earlier death, resignation or removal. Upon joining the Board, Thomas G. Wiggans was also elected to the position of Chair of the Board.

On March 1, 2022, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Wiggans. The employment of Mr. Wiggans is “at will” and the Company may terminate the Employment Agreement for any reason or no reason and Mr. Wiggans may voluntarily resign for any reason or no reason.

Pursuant to the Employment Agreement, Mr. Wiggans is entitled to receive an annual base salary of $625,000 and is eligible to receive an annual bonus with a target payout initially equal to fifty percent (50%) of his base salary paid for the relevant fiscal year in accordance with the terms of any Company’s Senior Executive Cash Incentive Bonus Plan or other bonus plan adopted by the Board or the Compensation Committee from time to time. Mr. Wiggans receives no additional compensation for his services as a director of the Company or Chair of the Board.

Mr. Wiggans also was granted (i) an incentive stock option to purchase 60,000 shares of the Company’s common stock and (ii) a non-qualified stock option to purchase 925,000 shares of the Company’s common stock (collectively, the “New Hire Stock Options”). The New Hire Stock Options vests over four years as follows: one-fourth will vest on the first anniversary of his employment start date, March 1, 2022; and the remaining three-fourths will vest in 36 equal monthly installments, with the option becoming fully vested on March 1, 2026. The New Hire Stock Options are subject to Mr. Wiggans’ continued service with the Company through the applicable vesting dates and to acceleration upon the occurrence of certain events as set forth in the equity award agreements, the Executive Severance Plan and his Employment Agreement.

Mr. Wiggans has been designated a Tier 1 Executive under the Company’s Executive Severance Plan, as modified with respect to Mr. Wiggans as set forth in his Employment Agreement and will be entitled to the severance benefits applicable to Tier 1 Executives set forth therein in connection with a “qualified termination event.” The Executive Severance Plan, as modified by Mr. Wiggans’ employment agreement, provides that upon a termination of employment by the Company other than for “cause” (as defined in the Executive Severance Plan), death or “disability” (as defined in the Executive Severance Plan), or upon a resignation by an eligible participant for “good reason” (as defined in the Executive Severance Plan), in either case outside of the “change in control period” (i.e., the period beginning three months prior to the date of a “change in control” (as defined in the Executive Severance Plan) and ending on the one-year anniversary of the change in control), the participant will be entitled to receive (i) a severance amount equal to 12 months of his annual base salary in effect immediately prior to such termination (or his annual base salary in effect for the year immediately prior to the year of termination, if higher), (ii) up to 12 months of monthly cash payments equal to the monthly employer contribution that the Company would have made to provide health insurance for Mr. Wiggans if he had remained employed by the Company based on the premiums as of the date of termination and (iii) acceleration of unvested stock options under his New Hire Stock Options that would vest over the next twelve months following the qualified termination event, such acceleration will not apply to future equity awards. The Executive Severance Plan also provides that upon a termination of employment by the Company other than for cause, death or disability or upon a resignation by Mr. Wiggans for good reason, in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above (i) a lump sum cash severance amount equal to 150% of Mr. Wiggans’ annual base salary in effect immediately prior to such termination (or his annual base salary in effect for the year immediately prior to the year of termination, if higher), (ii) a lump sum amount equal to 150% of Mr. Wiggans’ annual target bonus in effect immediately prior to such termination (or his annual target bonus in effect immediately prior to the change in control, if higher), (iii) a lump sum amount equal to the monthly employer contribution that the Company would have made to provide health insurance for Mr. Wiggans’ if he remained employed by the Company for 18 months, based on the premiums as of the date of termination, and (iv) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by Mr. Wiggans, full accelerated vesting of such awards; provided, that any outstanding and unvested equity awards subject to performance conditions may become vested, exercisable and/or nonforfeitable in the plan administrator’s discretion or to the extent specified in the applicable award agreement. All severance benefits are subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan).

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the period ended December 31, 2021. The foregoing description of the Executive Severance Plan and the Senior Executive Officer Cash Incentive Bonus Plan are summaries and are qualified in their entirety by reference to the Executive Severance Plan that was filed as Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on December 30, 2021 and the Senior Executive Officer Cash Incentive Bonus Plan that was filed as Exhibit 10.13 to the S-1 Registration Statement filed on January 21, 2022.

Mr. Wiggans has also entered into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on December 30, 2021.

Mr. Wiggans founded Dermira, Inc. August 2010, and served as its chief executive officer and a member of its board of directors from August 2010 and served as the chairman of its board of directors since April 2014 until Dermira’s acquisition by Eli Lilly & Company in 2020. He currently serves on the board of directors of Annexon, Inc. (Nasdaq: ANNX), Cymabay Therapeutics Inc. (Nasdaq: CBAY) and Forma Therapeutics Holdings, Inc. (Nasdaq: FMTX). Mr. Wiggans serves on, and has served on, the boards of various industry organizations, educational institutions and private and public companies, including service on the boards of directors of Onyx Pharmaceuticals from March 2005 until its acquisition by Amgen in October 2013, Sangamo Biosciences from June 2008 until June 2012, Somaxon Pharmaceuticals, Inc. from June 2008 until May 2012 and as chairman of the board of directors of Excaliard Pharmaceuticals, Inc. from October 2010 until its acquisition by Pfizer in December 2011. From October 2007, Mr. Wiggans served as Chairman of the board of directors of Peplin and in August 2008, he became its Chief Executive Officer, serving in these positions until Peplin’s acquisition by LEO Pharma in November 2009. Previously, Mr. Wiggans served as Chief Executive Officer of Connetics from 1994, and as chairman of the board of directors of Connetics from January 2006, and he served in these positions until December 2006 when Connetics was acquired by Stiefel. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics Inc., a biotechnology company. From 1980 to 1992, Mr. Wiggans served at Ares-Serono S.A. in various management positions including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans began his career with Eli Lilly and Company. In addition, Mr. Wiggans is a member of the board of trustees of the University of Kansas Endowment Association. Mr. Wiggans holds a B.S. in pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.

There was no arrangement or understanding between Mr. Wiggans and any other person pursuant to which Mr. Wiggans was appointed as a director. Mr. Wiggans is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. There are not family relationships between Mr. Wiggans and any director or executive officer of the Company.

Transition of Uri A. Lopatin, M.D., as Chief Executive Officer and President

On March 1, 2022, the Company announced that Uri A. Lopatin, M.D. has stepped down as the Company’s Chief Executive Officer and President effective as of March 1, 2022. Dr. Lopatin will continue as a full-time employee with the Company in the role of Chief Scientific & Strategic Advisor. Dr. Lopatin will also remain on the Board as a Class III director until the Company’s 2024 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until his earlier death, resignation or removal.

2022 Inducement Plan

On February 28, 2022, the Board adopted, upon recommendation of the compensation committee of the Board (the “Committee”), the 2022 Inducement Plan (the “Inducement Plan”) and forms of award agreements thereunder, for the issuance of equity awards in connection with the hiring of new employees from time to time. The number of shares of common stock initially reserved under the Inducement Plan is 1,500,000. Awards under the Inducement Plan may only be granted to persons who (a) were not previously an employee or director of the Company or (b) are commencing employment with the Company following a bona fide period of non-employment, in either case as an inducement material to the individual’s entering into employment with the Company and in accordance with the requirements of Nasdaq Stock Market Rule 5635(c)(4). The foregoing description of the Inducement Plan is a summary and is qualified in its entirety by reference to the Inducement Plan, which is filed as Exhibit 99.3 to the S-8 registration statement filed on March 2, 2022.

Item 7.01	Regulation FD Disclosure.

On March 2, 2022, the Company issued a press release titled “Pardes Biosciences Appoints Thomas G. Wiggans to CEO and Chairman of the Board." The full text of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 2, 2022.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARDES BIOSCIENCES, INC.

By:	/s/ Heidi Henson
Name:	Heidi Henson
Title:	Chief Financial Officer

Date: March 2, 2022